EXHIBIT 10.6(h)
May 15, 2019

Mr. Mark S. Brewer

Dear Mark:

I am pleased to offer you the position of Chief Operating Officer-Transportation,Conduent Inc. (“Conduent”), reporting to me. Your work location will be 12410 Milestone Center Drive, Germantown, MD. Your expected start date is June 10, 2019.

Annual Base Salary

Your starting base salary for this position will be paid bi-weekly, one week in arrears, at the annualized rate of $400,000.

Annual Performance Incentive Plan

You will be eligible to participate in the Conduent Transportation Annual Performance Incentive Plan ("APIP") at an annual target level of sixty 60% of your base salary with a potential payout range of zero to two hundred percent (200%) of your target. For the 2019 calendar year, any payout under the APIP will be prorated based on the length of your employment with Conduent during 2019 and based on business and individual performance, per plan rules.

Long-Term Incentive Plan

You will be eligible to participate in Conduent’s Long-Term Incentive Plan ("LTIP") with a target award of $350,000. For your 2019 award, the grant date is estimated to be on or about June 28, 2019. This award will be split evenly between Restricted Stock Units (RSU) and Performance Stock Units (PSU).

Cash Sign-On

You will also receive a cash sign-on award of $100,000, payable as follows:
•$50,000 payable as soon as practicable following your 30-day anniversary with Conduent, and
•$50,000 payable as soon as practicable following your six-month anniversary with Conduent.

You must be actively employed with Conduent on the dates these payments are made to be eligible to receive payment. If you voluntarily terminate your employment with Conduent or Conduent terminates your employment *for Cause* at any time in the twelve (12) calendar months following receipt of the initial award, you agree and understand that you will be required to pay the entire net amount of the sign-on award to Conduent at the time of your separation.
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Mark S. Brewer May 15, 2019

EXHIBIT 10.6(h)
Benefits

We are pleased to offer you a comprehensive benefits package, including medical, dental, vision care, disability income protection, accident insurance, and life insurance. You are eligible for coverage on your first day of employment.

You will be eligible for paid vacation totaling four weeks annually, accrued throughout the year.

You will be eligible for severance under the Executive Severance Policy. Severance benefits under this policy are equivalent to 13 weeks of your base salary, paid in a lump sum. A copy of the Executive Severance Policy is attached.

You are also covered under the Conduent Business Travel Expense Policy for Grade 12 executives. A copy of the policy is attached.

For Cause Definition

The term “for Cause” as used in this letter shall mean any one or more of the following reasons for termination: (i) your failure to follow the directions of your manager provided such directions are not inconsistent with your job duties and/or with applicable law; (ii) your performance of any act of fraud, dishonesty, misappropriation or embezzlement, or other similar willful misconduct while conducting business on behalf of Conduent or executing upon your job duties and responsibilities; (iii) your conviction of any felony or a crime involving moral turpitude (including pleading guilty or no contest to such crime or a lesser crime which results from plea bargaining); (iv) your performance becomes impaired due to alcohol or substance abuse and you refuse to seek treatment; (v) your performance of any act which injures or reasonably could be expected to injure the reputation, brand, business or business relationships of Conduent; and (vi) your violation of any Conduent policy, including, but not limited to, policies prohibiting sexual harassment, retaliation, discrimination, and violence.

Other Conditions

It is our sincere hope and belief that our relationship will be a beneficial one, however, Conduent does not offer employment on a fixed term basis. Unless otherwise prohibited by law, this letter should not be considered in any manner as a proposed contract for employment for any fixed term, as your employment will be "at will." That is, either you or Conduent can terminate this relationship at any time, with or without cause or notice. In addition, Conduent may change any term or condition of your employment at will; with or without cause or notice.

This offer of employment is contingent upon the receipt of a waver of non-competition agreements with current or prior employers, if any. This offer is also contingent upon the successful completion of a pre-employment background check (criminal, credit etc.) which will require your execution of a background screening consent. Additionally, your employment is contingent on your execution of Conduent Employee Confidentiality, Non-Solicitation and Intellectual Property Non-Compete Agreement. Lastly, you will be required to present documents necessary to complete an 1-9 Form. Human Resources will contact you to make an appointment with an 1- 9 verifier prior to your scheduled start date.

This offer will remain in effect until May 20, 2019.

Mark, I am delighted you are joining the Conduent Transportation leadership team and look forward to your significant contributions and success.

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Mark S. Brewer May 15, 2019

EXHIBIT 10.6(h)
Sincerely,

/S/ John M. Slattery
Chief Executive Officer, Transportation
Conduent Inc.

November 5, 2019

/S/ MARK S. BREWER
Mark S. Brewer

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Mark S. Brewer May 15, 2019